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                                                                   EXHIBIT 10.10



                     Description of Executive Bonus Program

         We adopted an executive bonus program in 1998. The compensation committee selects the executive officers and key employees that participate, establishes the bonus pool, and allocates the pool among participants. Each of Joe E. Hall, Douglas E. Quicksall, Thomas K. Morehouse, Patrick Curry, and Joseph Gentry received an amount equal to 50% of his annual salary as a bonus in 1998. The amounts they received constituted approximately 75% of the total bonus pool.